FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 18, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Host Technical Meeting in Boston

Salt Lake City, March 18, 2009 – FX Energy, Inc. (NASDAQ: FXEN) today announced that a technical presentation regarding the Company’s exploration and development projects in Poland will be held in Boston on Thursday April 23, 2009. Richard Hardman, the Company’s Senior Technical Advisor, will be the primary speaker. The presentation will begin at 12:15 p.m. Eastern. Shareholders, brokers, analysts, members of the press and others in the business and financial community are invited to attend this important once a year meeting. Individuals interested in attending the meeting in person should contact the Company as space is limited. For those not attending the meeting in person, a webcast of the audio and slide presentation will be available through a link on the FX Energy website at www.fxenergy.com.

The technical presentation is intended to provide an in-depth review of the Company’s exploration projects in Poland where FX Energy holds an extensive leasehold covering 4.9 million net acres. The concession areas that comprise this exploration acreage are located throughout Poland and offer numerous high risk, high potential exploration prospects in Rotliegend, Main Dolomite, Carboniferous, and Devonian targets. The Company will also provide an update on the progress of bringing existing additional discoveries into production. Currently FX Energy has interests in three producing wells and one discovery scheduled to be in production by midyear 2009 at a rate of over 7 million cubic feet per day net to FX Energy’s interest. Four additional wells that have been completed for production are scheduled for production in 2010.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.